TransMontaigne Announces Fourth Quarter and Full Year 2016 Results and the Filing of its 2016 Annual Report on Form 10-K

•	Reported fourth quarter 2016 net earnings of $13.2 million compared to $11.7 million in the prior year fourth quarter
•	Reported fourth quarter 2016 consolidated EBITDA of $25.5 million compared to $23.4 million in the prior year fourth quarter
•	Reported fourth quarter 2016 distribution coverage of 1.37x and leverage of 3.0x; increased distribution fifth consecutive quarter
•	Achieved record levels of revenue, EBITDA and distributable cash flow for the full year 2016
•	Announced amended credit facility; upsized borrowing capacity from $400 million to $600 million and extended maturity to 2022

Denver, Colorado, March 14, 2017 –  TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced fourth quarter and full year 2016 financial and operating results.

 “Our business continues to perform extremely well and we were able to achieve record levels of revenue, EBITDA and distributable cash flow for the 2016 year,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.  “Our consistent performance and stable cash flows have allowed us to raise our distribution for five consecutive quarters, representing 6% growth for 2016, while maintaining a conservative distribution coverage ratio of 1.40x for 2016. The first portion of our Phase I, $75 million fee-based and fully contracted, Collins terminal expansion is now in service and earning revenue. The remaining portions of our previously announced Phase I expansion will be in service before the end of the second quarter of this year. We remain committed to growth in our distribution over the long-term, and we continue to execute on our expansion plans, including growth through organic expansions and potential acquisitions.”

FINANCIAL RESULTS

Revenue for the fourth quarter of 2016 totaled $42.5 million, an increase of $2.2 million, or approximately 5.5% compared to the $40.3 million reported for the fourth quarter of 2015. Consolidated EBITDA for the fourth quarter of 2016 of $25.5 million represented a $2.1 million, or approximately 9%  increase compared to the $23.4 million reported for the fourth quarter of 2015. The improvement compared to the prior year was primarily attributed to re-contracting of storage capacity throughout the year, including a portion at higher rates and greater utilization.

Terminaling services fees from firm commitments were approximately 71% of fourth quarter 2016 total revenue, an increase compared to approximately 68% in fourth quarter of 2015. Approximately 57% of our terminaling services revenues for the fourth quarter of 2016 were generated from agreements with remaining firm commitments of 3 years or more as of December 31, 2016.

An overview of our financial performance for the quarter ended December  31, 2016 compared to the quarter ended December 31, 2015, includes:

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•

Operating income for the quarter ended December 31, 2016 was $14.6 million compared to $13.1 million for the quarter ended December 31, 2015.  Changes in the primary components of operating income are as follows:

o

Revenue increased approximately $2.2 million to $42.5 million due to increases in revenue at the River and Southeast terminals of approximately $0.2 million and $3.4 million, respectively, partially offset by a  decrease in revenue at the Gulf Coast and Brownsville terminals of approximately $1.1 million and $0.3 million, respectively. Revenue for the Midwest terminals was consistent.

o

Direct operating costs and expenses increased approximately $1.2 million to $17.8 million due to increases in the Gulf Coast, Midwest, River, and Southeast terminals of approximately $0.9 million, $0.1 million, $0.1 million and $0.2 million, respectively, partially offset by a decrease at the Brownsville terminals of approximately $0.1 million.

o	General and administrative expenses decreased approximately $0.2 million to $3.4 million.
o	Insurance expenses increased approximately $0.4 million to $1.3 million.
o	Reimbursement of bonus awards expense increased approximately $0.3 million to $0.4 million.
o	Earnings from investments in unconsolidated affiliates increased approximately $0.9 million to $3.1 million.
•

Net earnings were $13.2 million for the quarter ended December 31, 2016 compared to $11.7 million for the quarter ended December 31, 2015. The increase was principally due to the changes in quarterly operating income discussed above.

•	Quarterly net earnings per limited partner unit was $0.65 per unit for the quarter ended December 31, 2016 compared to $0.60 per unit for the quarter ended December 31, 2015.
•	Consolidated EBITDA for the quarter ended December 31, 2016 was $25.5 million compared to $23.4 million for the quarter ended December 31, 2015.
•	Distributable cash flow for the quarter ended December 31, 2016 was $19.3 million compared to $18.5 million for the quarter ended December 31, 2015.
o	The distribution declared per limited partner unit was $0.71 per unit for the quarter ended December 31, 2016 compared to $0.67 per unit for the quarter ended December 31, 2015.
o	We paid aggregate distributions of $14.1 million for the quarter ended December 31, 2016, resulting in a quarterly distribution coverage ratio of 1.37x.

An overview of our financial performance for the year ended December 31, 2016 compared to the year ended December 31, 2015, includes:

•

Operating income for the year ended December 31, 2016 was $52.7 million compared to $49.9 million for the year ended December 31, 2015.  Changes in the primary components of operating income are as follows:

o

Revenue increased approximately $12.4 million to $164.9 million due to increases in revenue at the Gulf Coast, River and Southeast terminals of approximately $3.0 million, $2.4 million and $7.4 million, respectively, partially offset by a decrease in revenue at the Midwest and Brownsville terminals of approximately $0.2 million and $0.2 million, respectively.

o	Direct operating costs and expenses increased approximately $4.4 million to $68.4 million due to increases in the Gulf Coast, Midwest, River and Southeast terminals of

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approximately $3.8 million, $0.2 million, $0.8 million and $0.4 million, respectively, partially offset by a decrease at the Brownsville terminals of approximately $0.8 million.
o	General and administrative expenses were consistent at approximately $14.8 million.
o	Insurance expenses increased approximately $0.3 million to $4.1 million.
o	Reimbursement of bonus awards expense increased approximately $1.2 million to $2.5 million.
o	Depreciation and amortization expense increased approximately $1.7 million to $32.4 million.
o	Earnings from investments in unconsolidated affiliates decreased approximately $1.9 million to $10.0 million.
•

Net earnings were $44.1 million for the year ended December 31, 2016 compared to $41.7 million for the year ended December 31, 2015.  The increase was principally due to the changes in annual operating income discussed above, offset by an increase in interest expense of approximately $0.4 million.

•	Annual net earnings per limited partner unit was $2.14 per unit for the year ended December 31, 2016 compared to $2.12 per unit for the year ended December 31, 2015.
•	Consolidated EBITDA for the year ended December 31, 2016 was $96.2 million compared to $89.6 million for the year ended December 31, 2015.
•	Distributable cash flow for the year ended December 31, 2016 was $75.9 million compared to $70.7 million for the year ended December 31, 2015.
o	The distribution declared per limited partner unit was $2.78 per unit for the year ended December 31, 2016 compared to $2.665 per unit for the year ended December 31, 2015.
o	We paid aggregate distributions of $54.4 million for the year ended December 31, 2016, resulting in an annual distribution coverage ratio of 1.40x.

RECENT DEVELOPMENTS

Expansion of the Collins bulk storage terminal.  We previously entered into long-term terminaling services agreements with various parties for approximately 2.0 million barrels of new storage capacity at our Collins, Mississippi bulk storage terminal.  The revenue associated with these agreements will come on-line upon completion of the construction of the new tank capacity.  In December 2016 we placed into service 0.9 million barrels of the 2.0 million barrels of new tank capacity, and in February 2017 we completed construction on an additional 0.3 million barrels.  Completion of the remaining 0.8 million barrels of new tank capacity will occur in various stages through the second quarter of 2017.  The anticipated aggregate cost of the 2.0 million barrels of new capacity is approximately $75 million and is expected to generate annual cash returns in the high-teens.  Construction of the Collins expansion project commenced in the first quarter of 2016, and we have spent approximately $46 million as of February 28, 2017.  Our Collins/Purvis terminal complex is strategically located for the bulk storage market and is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems.  Our complex has current active storage capacity of approximately 4.6 million barrels and is expected to increase to 5.4 million barrels once the remaining 0.8 million barrels of tankage is completed.  We have also begun the process of permitting an additional 5.0 million barrels of capacity for future construction at our Collins terminal and are in active discussions with several potential customers regarding this potential future capacity.

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Credit Facility Upsize and Extension. On March 13, 2017 we amended and restated our credit facility to extend the maturity date to March 31, 2022,  increase the maximum borrowing line of credit from $400 million to $600 million and allow for up to $175 million in additional future “permitted JV investments”, which may include additional investments in BOSTCO. In addition, the amendment and restatement allows for, at our request, the maximum borrowing line of credit to be increased by an additional $250 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2016, our outstanding borrowings on our revolving credit facility were $291.8 million.  For the trailing twelve months, our Consolidated EBITDA was $96.2 million, resulting in a debt to Consolidated EBITDA ratio of 3.0x.

For the full year 2016, we reported $54.9 million in total capital expenditures, $42 million of which was in our Southeast terminals segment primarily associated with our Collins terminal expansion. As of December 31, 2016, the remaining expenditures for approved projects are estimated to be approximately $40 million. Approved expenditures primarily include the construction costs associated with the tank expansion at our Collins terminal, as further discussed above.  We expect to fund our investment and expansion expenditures with additional borrowings under our revolving credit facility.

On March 13, 2017 we entered into an amended and restated senior secured credit facility. The amended and restated facility provides for a maximum borrowing line of credit equal to $600 million.  The credit facility allows us to make up to $175 million in additional future joint venture investments.  The terms of the revolving credit facility also permit us to issue senior unsecured notes.  Further, at our request, the maximum borrowing line of credit can be increased by an additional $250 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders.  The credit facility expires on March 31, 2022.

“Our balance sheet remains strong, as we exited 2016 with a leverage ratio of 3.0x and ample liquidity to support our growth plans,” said Robert Fuller, Chief Financial Officer of TransMontaigne Partners. “Additionally, we recently amended and restated our credit facility to upsize our bank commitments and extend the maturity of our facility; adding further flexibility to our balance sheet position and enhancing our liquidity to pursue growth opportunities, including potential acquisitions and a Phase II expansion at Collins.”

QUARTERLY DISTRIBUTION

The Partnership previously announced that it declared a distribution of $0.71 per unit for the period from October 1, 2016 through December 31, 2016, representing a $0.01 increase over the previous quarter. The distribution was paid on February 8, 2017 to unitholders of record on January 31, 2017.

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FILING OF ANNUAL REPORT ON FORM 10-K

TransMontaigne Partners L.P.’s Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 14, 2017 and was simultaneously posted to our website: www.transmontaignepartners.com. Unitholders may obtain a hard copy of the Annual Report on Form 10-K containing the Partnership’s complete audited financial statements for the year ended December 31, 2016 free of charge by contacting TransMontaigne Partners L.P., Attention: Investor Relations, 1670 Broadway, Suite 3100, Denver, Colorado 80202 or phoning (303) 626-8200.

CONFERENCE CALL

On Tuesday, March 14, 2017, the Partnership will hold a conference call for analysts and investors at 11:00 a.m. Eastern Time to discuss our fourth quarter and full year 2016 results.  Hosting the call will be Fred Boutin, Chief Executive Officer, Rob Fuller, Chief Financial Officer and Gregory Pound, Chief Operating Officer.  The call can be accessed live over the telephone by dialing (888) 596-2581, or for international callers, (913) 312-0381.  A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671.  The passcode for the replay is 3378922.  The replay will be available until March 21, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investor Information section.  A replay of the webcast will also be available for approximately seven days following the call.

ABOUT TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels.  Heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Among the key risk factors that could negatively impact our assumptions on future growth prospects and acquisitions include, without limitation, (i) our ability to identify suitable growth projects or acquisitions; (ii) our ability  to complete identified projects and acquisitions timely and at

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expected costs, (iii) competition for acquisition opportunities, and (iv)  the successful integration and performance of acquired assets or businesses and the risks of operating assets or businesses that are distinct from our historical operations. Key risk factors associated with the Collins terminal expansion include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) disruption in the debt and equity markets that negatively impacts the Partnership’s ability to finance capital spending, (iv) the occurrence of operational hazards, weather related events or unforeseen interruption; and (v) the failure of our customers or vendors to satisfy or continue contractual obligations.  Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 14, 2017. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

Gregory J. Pound, Chief Operating Officer

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Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a minimum amount of revenue.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which also results in a minimum amount of revenue.  We refer to these minimum amounts of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Firm Commitments:
Terminaling services fees:
External customers	$29,881	$20,175	$113,484	$75,218
Affiliates	326	7,115	2,857	31,856
Total firm commitments	30,207	27,290	116,341	107,074
Variable:
Terminaling services fees:
External customers	2,402	919	9,486	4,169
Affiliates	3	755	263	2,992
Total variable	2,405	1,674	9,749	7,161
Total terminaling services fees	32,612	28,964	126,090	114,235
Pipeline transportation fees	1,799	1,665	6,789	6,613
Management fees and reimbursed costs	2,284	1,906	8,844	7,626
Other	5,829	7,775	23,201	24,036
Total revenue	$42,524	$40,310	$164,924	$152,510

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the year ended December  31, 2016 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$8,875	8%
1 year or more, but less than 3 years remaining	40,852	35%
3 years or more, but less than 5 years remaining	32,187	28%
5 years or more remaining	34,427	29%
Total firm commitments for the year ended December 31, 2016	$116,341

Our investments in unconsolidated affiliates include a 42.5% ownership interest in BOSTCO and a 50% ownership interest in Frontera. Frontera is a terminal facility located in Brownsville, Texas that

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encompasses approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities. BOSTCO is a  terminal facility located on the Houston Ship Channel that encompasses approximately 7.1 million barrels of distillate, residual and other black oil product storage.

The following table summarizes our investments in unconsolidated affiliates:

			Carrying value
	Percentage of ownership		(in thousands)
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
BOSTCO	42.5%	42.5%	$217,941	$223,214
Frontera	50.0%	50.0%	23,152	23,486
Total investments in unconsolidated affiliates			$241,093	$246,700

Earnings from investments in unconsolidated affiliates were as follows (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
BOSTCO	$2,139	$1,724	$6,933	$9,968
Frontera	950	460	3,096	1,980
Total earnings from investments in unconsolidated affiliates	$3,089	$2,184	$10,029	$11,948

Cash distributions received from unconsolidated affiliates were as follows (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
BOSTCO	$3,844	$3,537	$14,331	$16,900
Frontera	1,354	650	3,530	2,749
Total cash distributions received from unconsolidated affiliates	$5,198	$4,187	$17,861	$19,649

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Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

The following selected financial information is extracted from our Annual Report on Form 10-K for the year ended December  31, 2016, which was filed on March 14, 2017 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Income Statement Data
Revenue	$42,524	$40,310	$164,924	$152,510
Direct operating costs and expenses	(17,758)	(16,552)	(68,415)	(64,033)
General and administrative expenses	(3,374)	(3,607)	(14,823)	(14,857)
Earnings from unconsolidated affiliates	3,089	2,184	10,029	11,948
Operating income	14,565	13,147	52,711	49,859
Net earnings	13,201	11,667	44,106	41,689
Net earnings allocable to limited partners	10,588	9,707	34,766	34,183
Net earnings per limited partner unit—basic	$0.65	$0.60	$2.14	$2.12

	December 31,	December 31,
	2016	2015
Balance Sheet Data
Property, plant and equipment, net	$416,748	$388,423
Investments in unconsolidated affiliates	241,093	246,700
Goodwill	8,485	8,485
Total assets	689,694	656,687
Long-term debt	291,800	248,000
Partners’ equity	372,734	383,971

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www.transmontaignepartners.com

Selected results of operations data for each of the quarters in the years ended December 31, 2016 and 2015 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Revenue	$40,626	$41,136	$40,638	$42,524	$164,924
Direct operating costs and expenses	(15,906)	(17,703)	(17,048)	(17,758)	(68,415)
General and administrative expenses	(4,398)	(3,446)	(3,605)	(3,374)	(14,823)
Insurance expenses	(895)	(912)	(969)	(1,305)	(4,081)
Reimbursement of bonus awards expense	(1,635)	(258)	(251)	(396)	(2,540)
Depreciation and amortization	(7,935)	(8,064)	(8,169)	(8,215)	(32,383)
Earnings from unconsolidated affiliates	1,850	2,130	2,960	3,089	10,029
Operating income	11,707	12,883	13,556	14,565	52,711
Other expenses	(2,997)	(2,573)	(1,671)	(1,364)	(8,605)
Net earnings	$8,710	$10,310	$11,885	$13,201	$44,106

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Revenue	$37,897	$37,034	$37,269	$40,310	$152,510
Direct operating costs and expenses	(14,954)	(15,872)	(16,655)	(16,552)	(64,033)
General and administrative expenses	(3,824)	(3,474)	(3,952)	(3,607)	(14,857)
Insurance expenses	(934)	(934)	(944)	(944)	(3,756)
Reimbursement of bonus awards expense	(525)	(539)	(121)	(118)	(1,303)
Depreciation and amortization	(7,337)	(7,476)	(7,711)	(8,126)	(30,650)
Earnings from unconsolidated affiliates	2,056	5,517	2,191	2,184	11,948
Operating income	12,379	14,256	10,077	13,147	49,859
Other expenses	(2,257)	(2,068)	(2,365)	(1,480)	(8,170)
Net earnings	$10,122	$12,188	$7,712	$11,667	$41,689

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ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

	October 1, 2016	January 1, 2016
	through	through
	December 31, 2016	December 31, 2016
Net earnings	$13,201	$44,106
Depreciation and amortization	8,215	32,383
Earnings from unconsolidated affiliates	(3,089)	(10,029)
Distributions from unconsolidated affiliates	5,198	17,861
Equity-based compensation	599	3,263
Interest expense	1,160	7,787
Amortization of deferred financing costs	204	818
“Consolidated EBITDA” [1]	25,488	96,189
Interest expense	(1,160)	(7,787)
Unrealized gain on derivative instruments	(901)	(344)
Amortization of deferred financing costs	(204)	(818)
Amounts due under long-term terminaling services agreements, net	530	337
Project amortization of deferred revenue under GAAP	180	(248)
Project amortization of deferred revenue for DCF	164	1,517
Capitalized maintenance	(4,841)	(12,931)
“Distributable cash flow”, or DCF, generated during the period [1]	$19,256	$75,915

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$14,088	$54,400
Distribution coverage ratio [1]	1.37x	1.40x

1    Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission on March 14, 2017.  Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions of our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement.  We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

-END-

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com